UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Rowan Companies plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Commencing July 16, 2012, Rowan Companies plc distributed the following communication to certain shareholders.

Rowan Companies plc

General Meeting of Shareholders

July 25, 2012

Supplemental Information regarding

Advisory Vote to Approve Executive Compensation (Proposal 7)

By now you should have received the Rowan Companies plc Notice of 2012 General Meeting, Proxy Statement and 2011 Annual Report. You can also view the Proxy Statement and Annual Report on our website under “Investor Relations—Event Calendar—General Meeting of Shareholders 2012.”

Institutional Shareholder Services (“ISS”), a proxy advisory firm, recently issued a report recommending a vote against our say-on-pay proposal (Proposal 7). We respectfully disagree with ISS’ position and believe that ISS fails to consider the Company’s numerous strategic accomplishments in recent years. As noted in our Proxy Statement, we recently:

•	Sold our manufacturing subsidiary, LeTourneau Technologies, Inc. (“LeTourneau”), for approximately $1.1 billion;
•	Sold our land drilling division for approximately $530 million;
•	Enhanced our mission to be a world class offshore driller with ultra-deepwater drilling capabilities, by attracting an industry-leading management team to run our deepwater division and entering into contracts to design and build three ultra-deepwater drillships with the first delivery in late 2013;
•	Strengthened our safety and environmental culture through increased programs and compliance efforts;
•	Completed a multi-year construction program for four high-specification jack-up rigs on schedule, within budget and with drilling commitments in advance of delivery;
•	Added $1.5 billion in contract backlog and expanded our global reach with our re-entry into Trinidad and Southeast Asia;
•	Reduced our effective income tax rate from 26% in 2010, to a credit of 4% in 2011, through effective tax planning, for a savings of more than $38 million in tax expense;
•	Implemented and executed $125 million of a $150 million share buyback program; and
•	Completed a restructuring that changed our jurisdiction of incorporation to the United Kingdom in order to enhance stockholder value by becoming more competitive in our industry for the long term, increasing our flexibility in terms of markets in which we operate and furthering our global business efforts.

The $1.6 billion in proceeds from the sale of our manufacturing and land drilling divisions assisted in funding our expansion into the ultradeepwater sector. Although the sale of the divisions initially decreased our revenues, these transactions were necessary in order to meet our strategic objective of becoming a leading offshore driller with deepwater capabilities in order to benefit long-term shareholder value. Once our drillships are completed and under contract, we expect revenues to increase.

In its report, ISS recommended that shareholders vote against Proposal 7 and stated that there is a misalignment between our CEO’s pay and the Company’s performance when compared to the ISS peer group.

We strongly disagree with ISS’ analysis, which utilizes a “one-size-fits-all” approach and does not give enough weight to the important criteria of pay for performance. For the reasons set forth below, we believe ISS’ recommendation is based on an inappropriate and inaccurate analysis and we urge you to vote “FOR” Proposal 7, the advisory vote on executive compensation.

•	ISS’ analysis wrongly interprets the impact of our strategic accomplishments. The sale of assets and temporary decrease in revenue led ISS to compare our compensation to companies with smaller revenues than it would have in years past, had the Company not strategically repositioned itself to unlock long-term shareholder value. Four companies: Atwood Oceanics, CARBO Ceramics Inc., Dril-Quip, Inc. and Pioneer Drilling Company would not have been included in the Company’s 2012 ISS peer group had our revenue not decreased as a result of our strategic accomplishments. All four of these companies’ CEO’s compensation was below the median total compensation of the ISS peer group and had they not been included, the median pay of peer group would have been higher, thus improving our position relative to this group.

•	ISS’ analysis does not include most of our peers in the offshore drilling sector, with whom we aggressively compete for executive and technical talent and business. We base pay decisions, in part, on a carefully selected offshore drilling peer group, with whom we compete for talent, such as Ensco plc, Transocean Ltd, Noble Corp, Atwood Oceanics, Diamond Offshore Drilling, Inc. and Hercules Offshore. All but one of these offshore drilling companies includes us as a peer company in their proxies. However, the ISS selected peer group includes only one these offshore drilling peers (Atwood Oceanics), and therefore fails to compare our executive compensation with companies with whom we directly compete for talent and business. Instead, ISS compares us to (1) various US land drilling companies, many of whom do not have global operations, have significantly smaller infrastructure and less complex technical requirements and whose business is driven by different macroeconomic factors, such as US land rig counts, and (2) certain other oil service companies, with whom we do not compete and many of whose business is also driven by US land rig counts. ISS ignores the fact that we are now solely an internationally-based offshore driller, and uses an inappropriate peer group to conclude that our CEO’s compensation is high compared to the market.

The following factors differentiate our business from many of the companies selected for comparison by ISS:

-	Global operations;

-	Technical complexity;

-	Large-scale capital decisions;

-	Long lead times associated with market cycles and asset deployment decisions; and

-	Diverse international customer base, including integrated and national oil companies.

In the offshore drilling industry, the quality and competency of employees is a key defining difference in performance among peer companies. We must therefore offer competitive compensation in order to compete with these larger offshore drilling companies to attract, hire and retain top talent in a highly competitive market place. For these reasons, our Compensation Committee made decisions regarding our CEO’s compensation in comparison to an offshore drilling peer group selected by the Committee. Based on that offshore drilling peer group, we believe our CEO’s total compensation is in line with market practices.

The charts below show the Company’s total shareholder return (“TSR”) and CEO compensation relative to the Company’s offshore drilling peers.

When compared to our offshore drilling peers in 2011, both our CEO’s total compensation and our Company’s TSR were near the 40th percentile. However, over the three year period beginning 2009 and ending 2011, our CEO’s total compensation was just below the median while our TSR was near the 85th percentile of the offshore drillers.

* Three-year TSR was calculated as of December 31, 2011 using S&P’s Research Insight. The pay data used in the chart above was the total compensation amount disclosed in each company’s summary compensation table. One of our industry peers, Seadrill, was not included in our analysis because compensation data was not available.

•	ISS’ valuation of stock appreciation rights (“SARs”) (or options) is misleading. We value our SARs in accordance with U.S. generally accepted accounting principles. However, ISS has chosen to value our SARs using its own methodology. We believe ISS’s approach artificially increases the value of our CEO’s SARs grant. As reported in our proxy statement, Mr. Ralls’ SARs grant made in 2011 had a value of $1,752,815, while ISS valued this same grant at $2,436,000. This inflation of the SAR value by ISS significantly changes the relationship of our CEO’s compensation to the market; this effect is compounded by the fact that we use SARs in larger proportion to our total long-term incentive program than the rest of the ISS peers.

•	ISS’ analysis does not consider how heavily our CEO’s compensation is weighted towards performance. Approximately 86% of our CEO’s target compensation is performance-based, which includes the annual bonus, the value of which is based on our business results and a combination of performance determined restricted stock and stock options whose ultimate value is determined solely by the Company’s stock price performance. In 2012, our Compensation Committee restructured our long-term incentive program for senior executives, including the CEO, to further align pay and performance by awarding performance units, the value of which is determined by the Company’s relative TSR performance compared to our industry peers over a three year period. The peer group selected by the Compensation Committee consists of Ensco plc, Transocean Ltd, Noble Corp, Atwood Oceanics, Diamond Offshore Drilling, Inc. and Seadrill. The performance of the Company is measured over a three year period by comparing our TSR performance versus our peers in each of the one year periods as well as the overall three year period in the performance cycle. This design feature was included to provide a better line of sight for participants during the three year period compared to some plan designs. When combined with overlapping grants, we believe our three year performance units provide our executives with meaningful incentive to provide superior sustainable returns to shareholders over the long term.

•	ISS did not adequately consider the risk mitigating pay practices the Company has implemented, such as clawback provisions, double trigger change in control (“CIC”) provisions, a commitment not to use tax gross-ups in future CIC agreements, and stock ownership guidelines. As noted in our Proxy Statement, the Company has implemented several compensation features considered to be “best practices” and ahead of mandatory rules. Awards issued under our long-term incentive plan are subject to clawback provisions, which permit us to recoup compensation from our executive officers. All of our CIC agreements have “double trigger” provisions, providing that an executive officer will only receive severance payments if his or her employment is terminated or responsibilities are substantially modified following a change in control. Additionally, our Board of Directors and Compensation Committee have committed not to include excise tax gross up provisions in any future CIC agreements. Further, we believe that it is important for our officers and directors to build and maintain a significant personal investment in our equity. As more fully described in our Proxy Statement, our CEO is required to maintain stock ownership of five times his base salary, which aligns his interests in long-term shareholder value creation.

•	Our CEO joined the Company in January 2009. Since that time, the only increase in our CEO’s base salary was made in February 2011, when the Compensation Committee increased his base salary from $800,000 to $950,000 and his long-term incentive target from 425% to 525%. At that time, the Compensation Committee felt strongly that the Company’s strategic focus had dramatically sharpened and major initiatives had been commenced and were well underway due to our CEO’s leadership. Consequently, the Compensation Committee reviewed our CEO’s overall compensation compared to the Company’s offshore drilling peers, which at the time included Pride International (acquired by Ensco plc in 2011) instead of Hercules Offshore, and adjusted our CEO’s compensation to be competitive with that peer group. At the time the compensation decisions were made, the CEO’s base salary was positioned below the 25th percentile and his target total direct compensation was positioned just above the 25th percentile. As a result of the increase in his base salary and target long-term incentive target, our CEO’s compensation was more competitively positioned with respect to our offshore drilling peers.

For the foregoing reasons, we believe that ISS’ recommendation are unwarranted and do not adequately consider the shareholders’ interests given the performance of the Company, the contributions of our CEO and management team, and the context of the offshore drilling industry. We urge you to vote FOR our advisory resolution on executive compensation.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation. If you would like to speak with us about Proposal 7 or any of the items in our Proxy Statement, please contact our Director of Investor Relations, Suzanne Spera, at 713.960.7517.

This proxy statement contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations, including changes in tax laws, and whether we achieve the benefits we expect from the change in our corporate structure. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

***